Exhibit 99.1

GAP INC. REPORTS DECEMBER SALES UP 10 PERCENT;
COMPARABLE STORE SALES UP 5 PERCENT

SAN FRANCISCO — January 9, 2003 — Gap Inc. (NYSE: GPS) today reported net sales of $2.5 billion for the five-week period ended January 4, 2003, which represents a 10 percent increase compared to net sales of $2.2 billion for the same period ended January 5, 2002. The company’s comparable store sales for December 2002 increased 5 percent, compared to an 11 percent decrease in December 2001.

Comparable store sales by division for December 2002 were as follows:

•	Gap Domestic: positive 2 percent versus negative 9 percent last year

•	Gap International: positive 3 percent versus negative 14 percent last year

•	Banana Republic: positive 4 percent versus negative 3 percent last year

•	Old Navy: positive 9 percent versus negative 14 percent last year

“We’re pleased that our December sales and merchandise margins exceeded expectations,” said Chief Financial Officer Heidi Kunz. “We offered customers better balanced and brand-appropriate product assortments supported by more focused marketing and promotions.

“At Gap, popular product categories such as accessories and outerwear drove more customer purchases, resulting in increased conversion rates and units per transaction. Old Navy also experienced an increase in conversion rates as well as significantly improved average unit retail. In addition, we saw positive customer response to new Old Navy product that arrived in stores toward the end of the month.”

Year-to-date net sales of $13.6 billion for the 48 weeks ended January 4, 2003 increased 3 percent compared to net sales of $13.2 billion for the same period ended January 5, 2002. The company’s year-to-date comparable store sales decreased 4 percent compared to a decrease of 13 percent in the prior year.

As of January 4, 2003, Gap Inc. operated 4,286 store concepts compared to 4,179 store concepts last year, which represents an increase of 3 percent. The number of stores by location totaled 3,149 compared to 3,115 stores by location last year, which represents an increase of 1 percent.

For more detailed information, please call 800-GAP-NEWS to listen to Gap Inc.’s monthly sales recording. International callers may call (706) 634-4421.

Investor Relations:	Media Relations:
Evan Price	Alan Marks
650-874-2021	415-427-6561

Forward-Looking Statements

The information made available on this press release and recording contain certain forward-looking statements which reflect Gap Inc.’s current view of future events and financial performance. Wherever used, the words “estimate,” “expect,” “plan,” “anticipate,” “believe,” “may” and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company’s future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, ongoing competitive pressures in the apparel industry, risks associated with challenging domestic and international retail environments, changes in the level of consumer spending or preferences in apparel, trade restrictions and political or financial instability in countries where the company’s goods are manufactured, impact of legal proceedings and/or other factors that may be described in the company’s annual report on Form 10-K and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

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